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[LETTERHEAD OF MOSS ADAMS LLP]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-1004

Attention:  Filing Desk, Stop 1-4

Dear Sirs/Madams:

We have read Item 4 of Form 8-K of Yes Clothing Company (the Registrant) as filed with the Securities and Exchange Commission, dated December 23, 1996. We agree with the statements made in the form 8-K regarding our reports on the Registrant's financial statements for its last two completed fiscal years. Furthermore, we acknowledge that during the two most recent fiscal years and subsequent interim periods, we had no disagreements with the Registrant, as indicated in Item 4.



/s/ MOSS ADAMS LLP



Los Angeles, California
December 23, 1996